Contact: Anthony C. Weagley, Vice President & Treasurer

Center Bancorp, Inc. Reports Fourth Quarter 2005 Earnings

Union, NJ, January 31, 2006

UNION, N.J., January 31, 2006 -- Center Bancorp, Inc. (CNBC), parent company to Union Center National Bank, today reported earnings results for the fourth quarter and year ended December 31, 2005.

Center Bancorp reported:

      o Net income of $1,989,000 for the fourth quarter of 2005 and $7,703,000 for the year 2005, as compared with $2,099,000 for the fourth quarter of 2004 and $7,622,000 for the year 2004.
      o EPS of $.15 per share for the fourth quarter of 2005, as compared with $.20 per share for the fourth quarter of 2004, reflecting the additional shares issued in September 2004 and June 2005.
      o Total assets at $1.1 billion at December 31, 2005, which positions Center as one of the largest New Jersey headquartered financial institutions.
      o Continued growth in the Corporation's loan portfolio. The Corporation achieved a net growth in loan volume on average of 31.8% for the fourth quarter and 24.5% for the twelve months ended December 31, 2005. Commercial and commercial real estate loans provided the bulk of the loan growth in the fourth quarter.
      o Net interest margin declined on a linked sequential quarter, 4 basis points from 2.88% to 2.84% for the fourth quarter of 2005.
      o Book value per common share increased to $7.41 at December 31, 2005 from $6.59 a year ago.
      o     Credit quality continues to remain high.
      o Deposit growth continues to remain strong with total deposits increasing to $700.6 million at December 31, 2005, including a growth of $12.7 million in non-interest demand deposits for the year.
      o The Corporation has undertaken a repositioning of its consolidated balance sheet designed to enhance its earnings profile and reduce exposure to future interest rate risk.
      o The Board of Directors and management team recognize the need to improve operating efficiency in light of declining margins. A primary focus is on controlling overall operating expense.

Net income for the fourth quarter of 2005 amounted to $1,989,000 or $.15 per fully diluted common share, a decrease of $110,000 or 5.24% over the $2,099,000 or $.20 per fully diluted common share earned for the comparable quarter of the previous year. Net income for the twelve-months ended December 31, 2005 amounted to $7,703,000 or $.64 per fully diluted common share, an increase of $81,000 or 1.06% over the $7,622,000 or $.78 per fully diluted common share earned for the comparable twelve-month period ended December 31, 2004. All common stock per share amounts have been restated to reflect all previously declared and paid common stock splits and common stock dividends.

Commenting on Center Bancorp's financial results for the fourth quarter 2005, John J. Davis, President and Chief Executive Officer, said "The combination of the continuation of the Fed tightening cycle, the continued flattening of the yield curve and increased competition for commercial loans and retail deposits has caused a compression of our net interest margin in the fourth quarter, and as a result, led to a slight decline in net interest margins for the last two quarters. Despite the challenges resulting from the economic and competitive environment, we are encouraged by the results of the Corporation for the fourth quarter. We continue to see progress in maintaining positive growth, with the loan portfolio reflecting healthy increases with strong credit quality."

As previously announced in December of 2005, the Corporation has undertaken a repositioning of its consolidated balance sheet designed to enhance its earnings profile and reduce exposure to future interest rate risk and the flat yield curve. The Corporation was successful in reducing the size of its securities portfolio during the fourth quarter by $57.4 million at the Bank subsidiary level and by $54.5 million on a consolidated company basis. Net proceeds from the sale of these securities were used to reduce borrowings.

Mr. Davis said, "We believe these actions and positive performance trends in loan growth coupled with a stable margin should have a continued visible positive impact on net income in 2006."

Total interest income on a fully taxable-equivalent basis for the fourth quarter of 2005 increased by $3.2 million or 28.3% to $14.4 million, from the comparable 2004 quarterly period, while total interest expense increased by $2.8 million or 70.5% to $6.8 million. For the full year total interest income on a fully taxable-equivalent basis increased by $11.1 million or 26.5%, while total interest expense increased by $9.3 million or 66.8% or as compared to 2004.

The Corporation continues to experience good levels of loan demand. Total average loan volumes for the fourth quarter of 2005 increased to $501.3 million, an increase of $121.0 million (up 31.8% from $380.3 million for the comparable prior year quarter). On a linked sequential quarter comparison, total average loans increased by $3.1 million from $498.1 million on average or an increase of ..63% as compared to the third quarter of 2005. During the fourth quarter of 2005 the Company experienced increased levels of payoffs and principal reductions primarily in its commercial sectors, which offset in part, the $17.3 million in new volume booked for the quarter to the commercial portfolios. The merger with Red Oak Bank on May 20, 2005 contributed $89.6 million in net loans.

Asset quality continues to remains strong during the fourth quarter of 2005. Despite the increase in the size of the loan portfolio, the Corporation did not make any provisions to the allowance for loan and lease losses during 2005. At December 31, 2005, the total allowance for loan and lease amounted to $4.9 million or .98% of total loans. At December 31, 2005 total non-accrual loans amounted to $387,000 or .07% to total loans.

The Federal Reserve Board raised rates 200 basis points over 2005. For the three months ended December 31, 2005, the net interest margin (net interest income as a percentage of earning assets), decreased 26 basis points to 2.84% from 3.10% for the fourth quarter in 2004. For the full twelve months ended December 31, 2005 the net interest margin decreased 29 basis points to 2.90% as compared to 3.19% for the comparable 12 months in 2004.

"Net interest margin compression negatively impacted fourth quarter results," cited Anthony C. Weagley, Vice President & Treasurer. "As announced, we have taken steps designed to protect our net interest margin." Ongoing efforts to improve the yield on earning-assets and to control the cost of funds have helped to sustain the current margin. Management believes that the margin can be maintained at or near the current levels into 2006 and that continuing growth in the loan portfolio can be expected in 2006, which should help to support margins. "We believe that we are on track to achieve solid earnings growth in 2006, fueled by loan growth."

"On balance we are continuing to project the previously announced decline in the investment securities portfolio of approximately $90.0 million in 2006. We believe we will be able to continue a reduction in short-term borrowings, designed to improve margins in the current interest rate environment," Mr. Weagley indicated.

Other non-interest income decreased $47,000 or 5.6% for the fourth quarter compared with the comparable quarter in 2004. The decrease from the comparable period in 2004 was driven primarily by decreased levels of core service charges, commissions and fees and other income comprised of loan fees.

Total non-interest expense in the fourth quarter of 2005 was $5.5 million, up 14.2% from the fourth quarter of 2004. Personnel-related expenses, the Corporation's largest non-interest operating expense component, increased 40.5% from a year ago, as a result of a credit of $478,000 in 2004 to benefits expense representing a reduction in the Corporation's obligation related to certain long-term benefit plans.

The increase in salary and benefit expenses was related to increased staffing levels, merit and promotional pay increases and certain employee related expenses offset in certain cases by expense reductions, such as employee health insurance costs. Full time equivalent staffing levels were 202 as of December 31, 2005 compared to 192 as of December 31, 2004. The increase of 19.8% in occupancy and premises and equipment in the fourth quarter of 2005 compared to the comparable quarter in 2004 was attributable primarily to the new operations center, which commenced operations in October 2005, and the expanded facilities related to the Red Oak merger. The 30.1% decrease in other expense in the fourth quarter was primarily attributable to a decline in accounting, legal, and consulting fees related to the implementation of section 404 of Sarbanes Oxley in 2004 offset in part by the amortization associated with the core deposit intangible resulting from the acquisition of Red Oak Bank. Amortization of core deposit intangible amounted to $75,000 for 2005.

The effective tax rate continues to be less than the statutory rates substantially as a result of tax free income generated from the Corporation's municipal and other tax advantaged investments.

Total assets at December 31, 2005, reached $1.1 billion, an increase of $105.5 million or 10.46% from assets of $1.0 billion at December 31, 2004. Average deposits increased $15.3 million or 2.29% for the three months ended December 31, 2005 as compared to the comparable period in 2004. The growth in average deposits was reflected in core interest bearing deposits and non-interest bearing demand accounts. The acquisition of Red Oak Bank on May 20, 2005 contributed to this growth.

At December 31, 2005, the Corporation continues to remain "well capitalized" with a total Tier 1 Risk Based Capital ratio was 15.52% and the Total Risk Based Capital ratio was 16.27%. At December 31, 2005, book value per common share was $7.41 as compared with $6.59 a year ago. At December 31, 2005, tangible book value per common share was at $6.11 as compared to $6.39 a year ago. The Corporation recorded approximately $15.3 million in goodwill and core deposit intangibles resulting from the acquisition of Red Oak Bank.

The Corporation expects its Boonton / Mountain Lakes office to open in the third quarter of 2006. Current expansion plans also include new branch locations in the Cranford and Florham Park markets in New Jersey. Management believes that such growth will enhance the Corporation's ability to achieve growth goals.

Mr. Davis noted, "We continue to stay the course by focusing on our commercial business base and increasing loans. We also remain committed to containing and controlling operating expense and have begun the efficiency review that was initiated in December of 2005, with the Kafafian group. We anticipate being able to report results of that analysis in the first quarter. While the results for the current quarter were flat in comparison with the prior period results we believe that the fourth quarter results are stable in this challenging rate environment and supportive of the Company's stated goals to deliver consistent earnings performance."

Center Bancorp, Inc., through its wholly owned subsidiary, Union Center National Bank, Union, New Jersey, currently operates fourteen banking locations. Banking centers are located in Union Township (6 locations), Berkeley Heights, Madison, Millburn/Vauxhall, Morristown (3 locations), Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Union New Jersey Transit train station and in Union Hospital. The Bank recently received approvals to install and operate two additional off-premise ATM locations in the Chatham and Madison New Jersey Transit Stations which are scheduled to be operational in 2006.

Union Center National Bank is the largest commercial Bank headquartered in Union County; it was chartered in 1923 and is a full-service banking company.

For further information regarding Center Bancorp Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

All non-historical statements in this press release (including statements regarding anticipated loan and earnings growth, the Corporation's net interest margin and the Corporation's expansion plans) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

CONSOLIDATED STATEMENTS OF CONDITION

                                                                December 31       December 31
-----------------------------------------------------------------------------------------------
(Dollars In Thousands)                                             2005               2004
-----------------------------------------------------------------------------------------------
                                                                (unaudited)
ASSETS

Cash and due from banks                                       $       19,343    $       12,033
Investment securities held to maturity (approximate market
  value of $140,628 in 2005, $127,898 in 2004)                       140,514           124,162
Investment securities available-for-sale                             388,170           453,524
-----------------------------------------------------------------------------------------------
   Total investment securities                                       528,684           577,686
Loans, net of unearned income                                        505,826           377,304
Less-Allowance for loan losses                                         4,937             3,781
-----------------------------------------------------------------------------------------------
   Net loans                                                         500,889           373,523
Premises and equipment, net                                           18,343            17,622
Accrued interest receivable                                            5,965             4,533
Bank owned separate account life insurance                            18,588            17,848
Other assets                                                           5,670             3,679
Goodwill and other intangible assets                                  17,437             2,091
-----------------------------------------------------------------------------------------------
   Total assets                                               $    1,114,919    $    1,009,015
===============================================================================================

LIABILITIES

  Deposits:
  Non-interest bearing                                        $      139,911    $      127,226
  Interest bearing:
    Certificates of deposit $100,000 and over                        154,409           163,810
    Savings and time deposits                                        406,281           411,236
-----------------------------------------------------------------------------------------------
Total deposits                                                       700,601           702,272

Short-term borrowings                                                178,270           131,600
Long-term borrowings                                                 115,693            84,757
Subordinated debentures                                               15,465            15,465
Accounts payable and accrued liabilities                               5,344             6,278
-----------------------------------------------------------------------------------------------
Total liabilities                                                  1,015,373           940,372
-----------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY

Preferred Stock, no par value, Authorized 5,000,000 shares;
  None Issued                                                             --                --
Common stock, no par value:
Authorized 20,000,000 shares; issued 14,467,962,
  and 11,475,446 shares in 2005 and 2004, respectively                65,592            30,441
Additional paid in capital                                             3,787             4,477
Retained earnings                                                     38,560            36,973
Treasury stock at cost (1,036,334 and 1,056,972 shares in
  2005 and 2004 respectively)                                         (3,701)           (3,775)
Accumulated other comprehensive (loss) income                         (4,642)              527
-----------------------------------------------------------------------------------------------
Total stockholders' equity                                            99,546            68,643
-----------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                    $    1,114,919    $    1,009,015
===============================================================================================

CONSOLIDATED STATEMENTS OF INCOME

                                                               Three Months Ended                     Year Ended
(Unaudited)                                                       December 31,                       December 31,
---------------------------------------------------------------------------------------------------------------------------
(In Thousands, Except Per Share Data)                       2005              2004              2005             2004
---------------------------------------------------------------------------------------------------------------------------
Interest income:
Interest and fees on loans                            $        7,324    $        4,958    $       25,329   $       18,529
Interest and dividends on investment securities:
Taxable interest income                                        4,692             4,192            18,939           16,459
Non-taxable interest income                                    1,047               938             4,001            3,596
Dividends                                                        663               538             2,295            1,465
Interest on Federal funds sold and securities
  Purchased under agreement                                       --                --                29               --
---------------------------------------------------------------------------------------------------------------------------
Total interest income                                         13,726            10,626            50,593           40,049
---------------------------------------------------------------------------------------------------------------------------
Interest expense:
Interest on certificates of deposit $100,000 and
  over                                                         1,022               740             3,828            1,278
Interest on other deposits                                     2,210             1,445             7,771            6,137
Interest on borrowings                                         3,616             1,832            11,697            6,553
---------------------------------------------------------------------------------------------------------------------------
Total interest expense                                         6,848             4,017            23,296           13,968
---------------------------------------------------------------------------------------------------------------------------
Net interest income                                            6,878             6,609            27,297           26,081
Provision for loan losses                                         --               137                --              752
---------------------------------------------------------------------------------------------------------------------------

Net interest income after provision for loan losses            6,878             6,472            27,297           25,329
---------------------------------------------------------------------------------------------------------------------------
Other income:
Service charges, commissions and fees                            451               477             1,922            1,948
Other income                                                     141               155               631              499
Annuity & Insurance                                               30                34               193               59
Bank Owned Life Insurance                                        188               188               740              734
Gain (Loss) on securities sold                                   (12)               (9)              350              148
---------------------------------------------------------------------------------------------------------------------------
Total other income                                               798               845             3,836            3,388
---------------------------------------------------------------------------------------------------------------------------
Other expense:
Salaries and employee benefits                                 3,059             2,177            12,108           10,140
Occupancy, net                                                   578               466             2,165            1,943
Premises and equipment                                           550               475             1,990            1,852
Stationery and printing                                          170               116               628              539
Marketing and advertising                                        129               121               644              529
Other                                                          1,028             1,471             4,678            4,468
---------------------------------------------------------------------------------------------------------------------------
Total other expense                                            5,514             4,826            22,213           19,471
---------------------------------------------------------------------------------------------------------------------------
Income before income tax expense                               2,162             2,491             8,920            9,246
Income tax expense                                               173               392             1,217            1,624
---------------------------------------------------------------------------------------------------------------------------
Net income                                            $        1,989    $        2,099    $        7,703   $        7,622
===========================================================================================================================
Earnings per share:
Basic                                                 $         0.15    $         0.20    $         0.64   $         0.79
Diluted                                               $         0.15    $         0.20    $         0.64   $         0.78
Weighted average common shares outstanding:
Basic                                                     13,429,606        10,413,147        12,074,870        9,679,880
Diluted                                                   13,471,205        10,457,061        12,119,291        9,737,706
===========================================================================================================================

All per common share amounts have been adjusted retroactively for common stock splits and common stock dividends impacting the periods presented.

AVERAGE STATEMENTS OF CONDITION WITH INTEREST AND AVERAGE RATES

                                                                                       Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                         2005                                   2004
----------------------------------------------------------------------------------------------------------------------------------
                                                                      Interest     Average                   Interest    Average
(tax-equivalent basis,                                  Average        Income/     Yield/      Average       Income/     Yield/
 dollars in thousands)                                  Balance        Expense      Rate       Balance       Expense      Rate
----------------------------------------------------------------------------------------------------------------------------------
Assets
Interest-earning assets:
 Investment securities: (1)
    Taxable                                           $   422,507   $    19,686      4.66%   $   404,641   $    17,565     4.34%
    Non-taxable                                           150,149         8,094      5.39%       110,225         5,919     5.37%
Federal funds sold and securities
  purchased                                                 1,091            29      2.66%             0             0     0.00%
 Loans, net of unearned income (2)                        454,372        25,329      5.57%       365,104        18,529     5.07%
----------------------------------------------------------------------------------------------------------------------------------
   Total interest-earning assets                      $ 1,028,119        53,138      5.17%   $   879,970        42,013     4.77%
==================================================================================================================================
Non-interest earning assets
    Cash and due from banks                                19,418                                 20,006
    BOLI                                                   18,200                                 16,857
   Other assets                                            40,434                                 28,220
   Allowance for possible loan losses                      (4,534)                                 (3,414)
----------------------------------------------------------------------------------------------------------------------------------
   Total non-interest earning assets                       73,518                                 61,669
----------------------------------------------------------------------------------------------------------------------------------
   Total assets                                       $ 1,101,637                            $   941,639
==================================================================================================================================
Liabilities and stockholders' equity
Interest-bearing liabilities:
    Money market deposits                             $    92,875         1,963      2.11%   $    95,071           978     1.03%
    Savings deposits                                      114,305         1,610      1.41%       139,406         1,368     0.98%
    Time deposits                                         227,249         6,766      2.98%       181,094         4,560     2.52%
    Other interest - bearing deposits                     118,881         1,260      1.06%        77,203           509     0.66%
    Short-term  Borrowings & FHLB Advances                304,364        10,624      3.49%       241,536         5,811     2.41%
 Subordinated Debentures                                   15,465         1,073      6.94%        15,465           742     4.80%
----------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities                    873,139        23,296      2.67%       749,775        13,968     1.86%
==================================================================================================================================
Non-interest-bearing liabilities:
----------------------------------------------------------------------------------------------------------------------------------
    Demand deposits                                       134,837                                127,617
    Other non-interest-bearing deposits                     2,813                                    763
    Other liabilities                                       5,076                                  5,630
----------------------------------------------------------------------------------------------------------------------------------
    Total non-interest-bearing  liabilities               142,726                                134,010
----------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                       85,772                                 57,854
----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity        $ 1,101,637                            $   941,639
----------------------------------------------------------------------------------------------------------------------------------
 Net interest income (tax-equivalent basis)                         $    29,842                            $    28,045
----------------------------------------------------------------------------------------------------------------------------------
 Net Interest Spread                                                                 2.50%                                 2.91%
----------------------------------------------------------------------------------------------------------------------------------
 Net interest income as percent
    of earning-assets (net interest margin)                                          2.90%                                 3.19%
----------------------------------------------------------------------------------------------------------------------------------
 Tax equivalent adjustment (3)                                           (2,545)                                (1,964)
----------------------------------------------------------------------------------------------------------------------------------
 Net interest income                                                $    27,297                            $    26,081
==================================================================================================================================

(1) Average balances for available-for-sale securities are based on amortized cost
(2)   Average balances for loans include loans on non-accrual status
(3) The tax-equivalent adjustment was computed based on a statutory Federal income tax rate of 34 percent

AVERAGE STATEMENTS OF CONDITION WITH INTEREST AND AVERAGE RATES

                                                                            Three Month Period Ended December 31,
----------------------------------------------------------------------------------------------------------------------------------
                                                                         2005                                 2004
----------------------------------------------------------------------------------------------------------------------------------
                                                                      Interest     Average                   Interest    Average
(tax-equivalent basis,                                  Average        Income/     Yield/     Average        Income/     Yield/
 dollars in thousands)                                  Balance        Expense      Rate      Balance        Expense      Rate
----------------------------------------------------------------------------------------------------------------------------------
Assets
Interest-earning assets:
Investment securities: (1)
    Taxable                                           $   411,088   $     4,932      4.80%  $   394,653    $     4,371     4.43%
    Non-taxable                                           151,098         2,141      5.67%      153,971          1,892     4.92%
Federal funds sold and securities purchased                     0             0      0.00%            0              0     0.00%
 Loans, net of unearned income (2)                        501,260         7,324      5.84%      380,287          4,958     5.22%
----------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                           1,063,446        14,397      5.42%      928,911         11,221     4.83%
----------------------------------------------------------------------------------------------------------------------------------
Non-interest earning assets
    Cash and due from banks                                19,350                                21,580
    BOLI                                                   18,479                                17,735
    Other assets                                           46,875                                29,526
    Allowance for possible loan losses                     (4,967)                               (3,724)
----------------------------------------------------------------------------------------------------------------------------------
 Total non-interest earning assets                         79,737                                65,117
----------------------------------------------------------------------------------------------------------------------------------
Total assets                                          $ 1,143,183                           $   994,028
==================================================================================================================================
Liabilities and stockholders' equity
Interest-bearing liabilities:
    Money market deposits                             $    81,410           458      2.25%  $    88,746            250     1.13%
    Savings deposits                                      111,643           423      1.52%      132,680            341     1.03%
    Time deposits                                         226,908         1,927      3.40%      226,353          1,403     2.48%
    Other interest - bearing deposits                     122,088           424      1.39%       87,173            191     0.88%
    Short-term  Borrowings                                341,149         3,299      3.87%      236,810          1,625     2.74%
    Subordinated Debentures                                15,465           317      8.20%       15,465            207     5.35%
----------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities                    898,663         6,848      3.05%      787,227          4,017     2.04%
----------------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing liabilities:
----------------------------------------------------------------------------------------------------------------------------------
    Demand deposits                                       137,450                               132,266
    Other non-interest-bearing deposits                     3,361                                   338
    Other liabilities                                       4,537                                 6,293
----------------------------------------------------------------------------------------------------------------------------------
    Total non-interest-bearing  liabilities               145,348                               138,897
----------------------------------------------------------------------------------------------------------------------------------
    Stockholders' equity                                   99,172                                67,904
----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity        $ 1,143,183                           $   994,028
----------------------------------------------------------------------------------------------------------------------------------
    Net interest income (tax-equivalent basis)                      $     7,549                            $     7,204
----------------------------------------------------------------------------------------------------------------------------------
    Net Interest Spread                                                              2.37%                                 2.79%
----------------------------------------------------------------------------------------------------------------------------------
   Net interest income as percent
     of earning-assets (net interest margin)                                         2.84%                                 3.10%
----------------------------------------------------------------------------------------------------------------------------------
    Tax equivalent adjustment  (3)                                         (672)                                  (595)
----------------------------------------------------------------------------------------------------------------------------------
    Net interest income                                             $     6,877                            $     6,609
==================================================================================================================================

(1) Average balances for available-for-sale securities are based on amortized cost
(2)   Average balances for loans include loans on non-accrual status
(3) The tax-equivalent adjustment was computed based on a statutory Federal income tax rate of 34 percent